Exhibit 99.1
Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS NET INCOME OF $1.3 MILLION OR $0.52 PER DILUTED SHARE
FOR THE FIRST FISCAL QUARTER OF 2019

Lacey, WA (October 29, 2018) - Anchor Bancorp (NASDAQ - ANCB) ("Company"), the holding company for Anchor Bank ("Bank"), today reported first quarter earnings for its fiscal year ending June 30, 2019. For the quarter ended September 30, 2018, the Company reported net income of $1.3 million or $0.52 per diluted share, compared to net income of $1.0 million or $0.43 per diluted share for the quarter ended September 30, 2017.

"I am pleased with our results and the continued decline in our efficiency ratio to 67.7% for the first quarter," stated Jerald L. Shaw, President and Chief Executive Officer. "Our deposits increased $6.6 million from June 30, 2018, reflecting the continued success of our deposit gathering initiatives. Our efforts resulted in the return on average assets increasing nine basis points to 1.09% as compared to last quarter," stated Mr. Shaw.

Fiscal First Quarter Highlights

•	Return on average assets for the quarter ended September 30, 2018 increased to 1.09% compared to 0.93% for the quarter ended September 30,2017;
•
Net interest income before provision for loan losses increased $377,000, or 8.7%, to $4.7 million for the quarter ended September 30, 2018 compared to $4.3 million for the quarter ended September 30, 2017;

•	The efficiency ratio improved to 67.7% for the quarter ended September 30, 2018 from 71.2% for the quarter ended September 30, 2017;
•	Net interest margin ("NIM") was 4.29% for the quarter ended September 30, 2018 compared to 4.14% for the quarter ended September 30, 2017;
•	Total delinquent loans (past due 30 days or more), decreased $500,000, or 25.0%, to $1.5 million at September 30, 2018 from $2.0 million at June 30, 2018; and
•	Return on average equity for the quarter ended September 30, 2018 was 8.18% compared to 6.85% for the quarter ended September 30, 2017.

Balance Sheet Review

Total assets increased by $9.2 million, or 2.0%, to $478.9 million at September 30, 2018 from $469.7 million at June 30, 2018. Cash and cash equivalents increased by $33.0 million, or 187.7%, to $50.5 million at September 30, 2018, from $17.6 million at June 30, 2018, reflecting proceeds received from increased loan repayments. Securities available-for-sale and held-to-maturity decreased $908,000, or 5.1%, and $297,000 or 8.3%, respectively, during the recent quarter compared to June 30, 2018. The decreases in these portfolios were primarily the result of contractual principal repayments.

Loans receivable, net, decreased $22.8 million, or 5.8%, to $369.3 million at September 30, 2018 from $392.0 million at June 30, 2018 due primarily to a decrease in construction loans. Construction loans decreased $21.8 million, or 25.3%, to $64.1 million at September 30, 2018 from $85.9 million at June 30, 2018. There was $21.8 million in undisbursed construction loan commitments at September 30, 2018. Our construction loans are primarily for the construction of single-family properties and to a lesser extent, loans for the construction of multi-family and commercial properties. Commercial business loans decreased $7.2 million, or 35.6%, to $13.1 million at September 30, 2018 from $20.3 million at June 30, 2018. Multi-family loans decreased $1.3 million, or 2.3%, to $56.3 million at September 30, 2018 from $57.6 million at June 30, 2018. Land loans decreased $382,000, or 6.9%, to $5.1 million at September 30, 2018 from $5.5 million at June 30, 2018. These decreases were partially offset by an increase in commercial real estate loans of $6.4 million, or 4.3%, to $156.5 million at September 30, 2018 from $150.1 million at June 30, 2018. One-to-four family loans increased $1.3 million, or 2.1%, to $63.4 million at September 30, 2018 from $62.1 million at June 30, 2018. Consumer loans increased $251,000, or 1.6%, to $16.2 million at September 30, 2018 from $15.9 million at June 30, 2018.

Anchor Bancorp
October 29, 2018

Loans receivable consisted of the following at the dates indicated:

	September 30, 2018	June 30, 2018	September 30, 2017
	(In thousands)
Real estate:
One-to-four family	$63,387	$62,110	$61,555
Multi-family	56,292	57,639	61,012
Commercial	156,452	150,050	148,867
Construction	64,106	85,866	60,963
Land loans	5,133	5,515	8,097
Total real estate	345,370	361,180	340,494

Consumer:
Home equity	12,522	12,291	13,991
Credit cards	2,198	2,284	2,535
Automobile	299	372	573
Other consumer	1,139	960	1,484
Total consumer	16,158	15,907	18,583

Business:
Commercial business	13,098	20,329	29,455

Total Loans	374,626	397,416	388,532

Less:
Deferred loan fees and loan premiums, net	915	1,002	1,294
Allowance for loan losses	4,420	4,370	4,017
Loans receivable, net	$369,291	$392,044	$383,221

Total liabilities increased $8.0 million to $410.2 million at September 30, 2018 from $402.2 million at June 30, 2018, primarily as the result of an increase of $6.6 million in deposits. Deposits increased primarily due to a $11.6 million increase in interest bearing demand deposits, a $4.3 million increase in noninterest bearing demand deposits, and a $2.6 million increase in savings deposits partially offset by a decreases of $7.6 million and $4.3 million in money market accounts and in certificates of deposit, respectively. The increase in demand deposits was the result of the Bank's deposit marketing campaign, as well as other deposit gathering activities.

Anchor Bancorp
October 29, 2018

Deposits consisted of the following at the dates indicated:

	September 30, 2018		June 30, 2018		September 30, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$59,725	16.3%	$55,381	15.4%	$54,474	15.7%
Interest-bearing demand deposits	45,623	12.5	34,030	9.5	31,424	9.0
Money market accounts	52,222	14.3	59,863	16.7	71,335	20.5
Savings deposits	46,869	12.8	44,271	12.3	44,349	12.7
Certificates of deposit	161,218	44.1	165,476	46.1	146,794	42.1
Total deposits	$365,657	100.0%	$359,021	100.0%	$348,376	100.0%

Credit Quality

Total delinquent loans (past due 30 days or more), decreased $500,000 to $1.5 million at September 30, 2018 from $2.0 million at June 30, 2018. At September 30, 2018 and June 30, 2018 the percentage of nonperforming loans, consisting solely of nonaccrual loans, to total loans remained the same at 0.2%. The Company recorded a $50,000 provision for loan losses for the quarter ended September 30, 2018. The allowance for loan losses of $4.4 million at September 30, 2018 represented 1.2% of total loans and 497.8% of nonperforming loans. This compares to an allowance of $4.4 million at June 30, 2018, representing 1.1% of total loans and 466.9% of nonperforming loans.

Nonperforming loans decreased to $888,000 at September 30, 2018, from $936,000 at June 30, 2018, and were $1.5 million at September 30, 2017. Nonperforming loans consisted of the following at the dates indicated:

	September 30, 2018	June 30, 2018	September 30, 2017
	(In thousands)
Real estate:
One-to-four family	$450	$507	$968
Total real estate	450	507	968
Consumer:
Home equity	297	207	207
Total consumer	297	207	207
Business:
Commercial business	141	222	289
Total	$888	$936	$1,464

As of September 30, 2018, the Company had three real estate owned ("REO") properties with an aggregate book value of $742,000 compared to two properties with an aggregate book value of $737,000 at June 30, 2018, and four properties with an aggregate book value of $2.7 million at September 30, 2017.

Anchor Bancorp
October 29, 2018

Capital

As of September 30, 2018, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 13.9%, 17.1%, 17.1%, and 18.2% respectively. As of September 30, 2017, the Bank's Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 13.3%, 14.0%, 14.0%, and 14.9%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.8%, 18.1%, 18.1%, and 19.3% as of September 30, 2018. As of September 30, 2017, the Company's Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 14.4%, 15.0%, 15.0%, and 16.0%, respectively.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $377,000, or 8.7%, to $4.7 million for the quarter ended September 30, 2018 compared to $4.3 million for the same period last year primarily due to a 41 basis point increase in the average yield on loans receivable, net.

The Company's net interest margin was 4.29% for the quarter ended September 30, 2018 compared to 4.14% for the quarter ended September 30, 2017. The average yield on loans receivable, net, increased 41 basis points to 5.72% for the quarter ended September 30, 2018 compared to 5.31% for the same period of the prior year, reflecting rate increases. The average yield on mortgage-backed securities increased to 2.23% for the current quarter from 2.05% for the same period in the prior year primarily due to a decrease of large principal pay downs resulting in an increase in amortization of premiums. The average yield on interest-earning assets increased 24 basis points to 5.29% from 5.05% for the quarters ended September 30, 2018 and 2017, respectively. The average cost of total deposits increased eight basis points to 1.21% for the quarter ended September 30, 2018 compared to 1.13% for the same period in the prior year. The average cost of interest-bearing liabilities increased 15 basis points to 1.29% for the quarter ended September 30, 2018 compared to 1.14% for the same period in the prior year, reflecting the increase in the targeted federal funds rate over the last year.

Provision for loan losses. In connection with its analysis of the loan portfolio, management determined that a $50,000 provision for loan losses was required for the quarter ended September 30, 2018 compared to $75,000 for the same period last year, primarily reflecting loan credit quality a decrease in our loan portfolio.

Noninterest income. Noninterest income decreased $23,000, or 2.0%, to $1.1 million for the quarter ended September 30, 2018 compared to $1.2 million for the same period in the previous year. The decrease in noninterest income is primarily attributable to the $112,000, or 101.8%, decrease in sale of loans in the quarter ended September 30, 2018 to a loss of $2,000 compared to a gain of $110,000 for the same quarter a year ago due to no loan sales during the current quarter. The decrease was offset by an increase in other income of $148,000, or 76.7%, to $341,000, compared to the same quarter a year ago primarily due to $242,000 of prepayment penalties in the current quarter. Deposit service fees decreased $52,000, or 16.6% for the quarter ended September 30, 2018 compared to the same quarter last year due to our Shelton branch closure.

Noninterest expense. Noninterest expense increased $48,000, or 1.2%, for the quarter ended September 30, 2018 to $4.0 million from $3.9 million for the quarter ended September 30, 2017. The increase was primarily due to a $232,000 increase in merger expenses due to our pending merger with FS Bancorp, Inc. ("FS Bancorp") and a $50,000 REO impairment on a single-family property to reflect its fair market value. These increases were partially offset by a $122,000, or 5.9% decrease in, compensation expense and smaller decreases in nearly all other noninterest expenses. The decrease in compensation expense was primarily due to reduced staffing resulting from our Shelton branch closure and a $35,000 reduction in stock based compensation awarded under the Anchor Bancorp 2015 Equity Plan to $12,000 for the quarter ended September 30, 2018 from $47,000 for the quarter ended September 30, 2017.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its nine full-service banking offices within Grays Harbor, Thurston, Lewis, and Pierce counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Anchor Bancorp
October 29, 2018

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the Agreement and Plan of Merger ("Merger Agreement") with FS Bancorp may be terminated in accordance with its terms, and the merger may not be completed; conditions to the closing of the pending merger with FS Bancorp may not be satisfied, including the approval by our shareholders; delays in closing our pending merger with FS Bancorp; termination of the Merger Agreement could negatively impact us; we will be subject to business uncertainties and contractual restrictions while the merger is pending; the Merger Agreement limits our ability to pursue an alternative acquisition proposal and requires us to pay a termination fee of $2.7 million under limited circumstances relating to alternative acquisition proposals; increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Anchor Bancorp
October 29, 2018

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands) (unaudited)	September 30, 2018	June 30, 2018

ASSETS
Cash and cash equivalents	$50,546	$17,568
Securities available-for-sale, at fair value	16,817	17,725
Securities held-to-maturity, at amortized cost	3,287	3,584
Loans held for sale	999	98
Loans receivable, net of allowance for loan losses of $4,420 and $4,370	369,291	392,044
Bank owned life insurance investment, net of surrender charges	20,675	20,546
Accrued interest receivable	1,424	1,423
Real estate owned (REO), net	742	737
Federal Home Loan Bank (FHLB) stock, at cost	2,047	2,047
Property, premises and equipment, net	8,515	8,664
Deferred tax asset, net	3,187	3,585
Prepaid expenses and other assets	1,350	1,633
Total assets	$478,880	$469,654

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$59,725	$55,381
Interest-bearing	305,932	303,640
Total deposits	365,657	359,021

FHLB advances	37,000	37,000
Advance payments by borrowers for taxes and insurance	1,975	1,077
Supplemental Executive Retirement Plan liability	1,746	1,738
Accounts payable and other liabilities	3,826	3,374
Total liabilities	410,204	402,210

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,484,030 issued and outstanding at September 30, 2018 and 2,484,030 issued and outstanding at June 30, 2018	25	25
Additional paid-in capital	22,343	22,298
Retained earnings	48,063	46,776
Unearned Employee Stock Ownership Plan (ESOP) shares	(523)	(540)
Accumulated other comprehensive loss, net of tax	(1,232)	(1,115)
Total stockholders' equity	68,676	67,444
Total liabilities and stockholders' equity	$478,880	$469,654

Anchor Bancorp
October 29, 2018

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended September 30,
	2018	2017
Interest income:
Loans receivable, including fees	$5,528	$5,133
Securities	173	34
Mortgage-backed securities	115	130
Total interest income	5,816	5,297
Interest expense:
Deposits	914	842
FHLB advances	179	109
Total interest expense	1,093	951
Net interest income before provision for loan losses	4,723	4,346
Provision for loan losses	50	75
Net interest income after provision for loan losses	4,673	4,271
Noninterest income:
Deposit service fees	261	313
Other deposit fees	194	199
Other loan fees	226	228
(Loss) gain on sale of loans	(2)	110
Bank owned life insurance investment	129	129
Other income	341	193
Total noninterest income	1,149	1,172
Noninterest expense:
Compensation and benefits	1,962	2,084
General and administrative expenses	580	574
Merger expenses	266	34
REO impairment	50	—
REO holding costs	20	30
Federal Deposit Insurance Corporation insurance premiums	47	36
Information technology	498	537
Occupancy and equipment	398	433
Deposit services	96	104
Marketing	59	91
Loss on sale of property, premises and equipment	—	5
Total noninterest expense	3,976	3,928
Income before provision for income taxes	1,846	1,515
Provision for income taxes	559	471
Net income	$1,287	$1,044
Basic earnings per share	$0.52	$0.43
Diluted earnings per share	$0.52	$0.43
Weighted average number of basic shares outstanding	2,484,011	2,421,049
Weighted average number of diluted shares outstanding	2,489,475	2,432,960

Anchor Bancorp
October 29, 2018

	As of or For the Quarter Ended (unaudited)
	September 30, 2018	June 30, 2018	March 31, 2018	September 30, 2017
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	1.09%	1.00%	1.19%	0.93%
Return on average equity (2)	8.18	7.75	9.24	6.85
Average equity-to-average assets (3)	13.31	12.89	12.90	13.52
Interest rate spread(4)	4.00	4.09	4.04	3.91
Net interest margin (5)	4.29	4.36	4.28	4.14
Efficiency ratio (6)	67.7	71.5	67.3	71.2
Average interest-earning assets to average interest-bearing liabilities	129.9	126.1	124.4	125.8
Other operating expenses as a percent of average total assets	3.4%	3.5%	3.2%	3.5%
Book value per common share	$27.65	$27.15	$26.67	$26.76
Tangible book value per common share (7)	$27.56	$27.05	$26.57	$26.67

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.9%	13.5%	13.2%	13.3%
Common equity tier 1 capital	17.1	15.5	14.7	14.0
Tier 1 risk-based	17.1	15.5	14.7	14.0
Total risk-based	18.2	16.6	15.8	14.9

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.2%	0.2%	0.3%	0.4%
Allowance for loan losses as a percent of total loans	1.2	1.1	1.1	1.0
Allowance as a percent of total nonperforming loans	497.8	466.9	365.1	274.4
Nonperforming assets as a percent of total assets	0.3	0.4	0.4	0.9
Net charge-offs (recoveries) to average outstanding loans	0.00%	0.00%	(0.002)%	0.04%
Classified loans	$888	$936	$1,154	$1,607
__________________
(1)	Net income divided by average total assets, annualized.
(2)	Net income divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets. Tangible assets excludes intangible assets. This ratio represents a non-GAAP financial measure. See also Non-GAAP Financial Measures reconciliation in the table below.

Anchor Bancorp
October 29, 2018

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding. We calculate tangible common equity by excluding intangible assets from stockholders' equity. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	September 30, 2018	June 30, 2018	March 31, 2018	September 30, 2017
	(In thousands)

Stockholders' equity	$68,676	$67,444	$66,253	$66,776
Less: intangible assets	228	250	257	246
Tangible common stockholders' equity	$68,448	$67,194	$65,996	$66,530

Total assets	$478,880	$469,654	$480,209	$460,387
Less: intangible assets	228	250	257	246
Tangible assets	$478,652	$469,404	$479,952	$460,141

Tangible common stockholders' equity	$68,448	$67,194	$65,996	$66,530
Common shares outstanding at end of period	2,484,030	2,484,030	2,484,030	2,494,940
Common stockholders' equity (book value) per share (GAAP)	$27.65	$27.15	$26.67	$26.76
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$27.56	$27.05	$26.57	$26.67